Exhibit 99.1

Tuesday, January 15, 2019
FOR IMMEDIATE RELEASE

Washington Federal Announces Quarterly Earnings Per Share Of $0.65

SEATTLE, WASHINGTON – Washington Federal, Inc. (Nasdaq: WAFD) (the "Company"), parent company of Washington Federal, National Association, today announced quarterly earnings of $52,942,000 or $0.65 per diluted share for the quarter ended December 31, 2018, compared to $51,670,000 or $0.59 per diluted share for the quarter ended December 31, 2017, a $0.06 or 10% increase in fully diluted earnings per share. Return on equity for the quarter ended December 31, 2018 was 10.64% compared to 10.25% for the quarter ended December 31, 2017. Return on assets for the quarter ended December 31, 2018 was 1.32% compared to 1.35% for the same quarter in the prior year.
President and Chief Executive Officer Brent J. Beardall commented, “We are pleased to begin the fiscal year with record quarterly net income and earnings per share. This quarter saw an acceleration of interest expense as the costs of interest-bearing liabilities increased by 45% year-over-year, reflecting increased short-term interest rates. Despite the large increase in interest expense, we were able to grow net interest income by 3% over the same period thanks to growth in our loan portfolio and asset yields. While the flat yield curve poses a challenge for all banks, we are optimistic that we will continue to be able to grow earning assets to offset rising deposit costs. With the Company's stock trading at about 1.3 times tangible book value and 11 times trailing twelve months earnings, we believe the stock is trading below its intrinsic value. As a result, we have continued to be aggressive, repurchasing over 1.7 million shares of stock this quarter, which was 2.1% of the shares outstanding at the beginning of the quarter."

Total assets were $16.2 billion as of December 31, 2018, compared to $15.9 billion as of September 30, 2018, the Company's fiscal year-end. Asset growth since September 30, 2018 is primarily attributable to a $223 million increase in net loans receivable.
Customer deposits increased by $175 million or 1.5% since September 30, 2018, reaching a total of $11.6 billion as of December 31, 2018. Transaction accounts increased by $162 million or 2.5% during that period, while time deposits increased $13 million or 0.3%. The Company continues to focus on growing transaction accounts to lessen sensitivity to rising interest rates and manage interest expense. As of December 31, 2018, just over 58% of the Company’s deposits were in transaction accounts. Core deposits, defined as all transaction accounts and time deposits less than $250,000, totaled 93.4% of deposits at December 31, 2018.
Borrowings from the Federal Home Loan Bank ("FHLB") totaled $2.5 billion as of December 31, 2018, versus $2.3 billion at September 30, 2018. The weighted average rate of FHLB borrowings was 2.75% as of December 31, 2018, versus 2.66% at September 30, 2018, the increase being due to higher rates on short-term FHLB advances.
Loan originations totaled $1.045 billion for the first fiscal quarter 2019, an increase of 9.6% from the $954 million of originations in the same quarter one year ago. Partially offsetting loan originations in each of these quarters were loan repayments of $872 million and $860 million, respectively. Commercial loans represented 73% of all loan originations during the first fiscal quarter 2019 and consumer loans accounted for the remaining 27%. The Company views organic loan growth as the highest and best use of its capital and prefers commercial loans as they generally have floating interest rates and shorter durations. The weighted average interest rate on loans was 4.56% as of December 31, 2018, an increase from 4.48% as of September 30, 2018, due primarily to variable rate loans increasing in yield with rising short-term rates.
Asset quality remained strong and the ratio of non-performing assets to total assets improved to 0.39% as of December 31, 2018, compared to 0.41% at December 31, 2017, and 0.44% at September 30, 2018. Since September 30, 2018, real estate owned decreased by $3 million, or 28%, and non-accrual loans decreased by $4 million, or 8%. Delinquent loans were 0.42% of total loans at December 31, 2018, compared to 0.43% at December 31, 2017, and 0.42%

at September 30, 2018. The allowance for loan losses and reserve for unfunded commitments totaled $137 million as of December 31, 2018, and was 1.06% of gross loans outstanding, as compared to $137 million or 1.06% of gross loans outstanding at September 30, 2018.
On November 23, 2018, the Company paid a regular cash dividend of $0.18 per share, which represented the 143rd consecutive quarterly cash dividend. During the quarter, the Company repurchased 1,740,192 shares of common stock at a weighted average price of $28.12 per share and has authorization to repurchase 292,406 additional shares. The Company varies the pace of share repurchases depending on several factors, including share price, lending opportunities and capital levels. Since September 30, 2018, tangible common stockholders’ equity per share increased by $0.23, or 1.2%, to $20.61, and the ratio of tangible common equity to tangible assets remained strong at 10.53% as of December 31, 2018.
Net interest income was $119 million for the quarter, an increase of $3.4 million or 3.0% from the same quarter in the prior year. The increase in net interest income from the prior year was primarily due to higher balances as average earning assets increased by $655 million, or 4.6%. Net interest margin decreased to 3.21% in the first fiscal quarter of 2019, from 3.26% for the same quarter in the prior year as the average rate earned on interest-earning assets rose by 27 basis points while the average rate paid on interest-bearing liabilities increased 33 basis points.
The Company recorded a release of loan loss allowance of $500,000 in the first fiscal quarter of 2019, compared with no provision or release in the same quarter of fiscal 2018. Net recoveries were $1.4 million for the first fiscal quarter of 2019, compared to $3.1 million for the prior year's quarter.
Total other income was $19.0 million for the first fiscal quarter of 2019, an increase of $12.2 million, from $6.8 million in the same quarter of the prior year. The increase is primarily due to a net gain of $6.4 million recognized this quarter from the sale and valuation adjustments of fixed assets as well as $8.6 million of expense from FDIC loss share valuation adjustments in the prior year quarter.
Total operating expenses were $71.7 million in the first fiscal quarter of 2019, an increase of $9.7 million, or 15.7%, from the prior year's quarter. As discussed previously, the Company has taken the opportunity allotted by the change in the tax law to make several strategic investments that have resulted in a higher level of operating expenses year over year. Those investments included a 5% salary increase for all employees earning less than $100,000; the establishment of a second technology team located in Boise, Idaho; the creation of an internal training team; and several new platform and system enhancements. Compensation and benefits costs increased by $4.3 million over the prior year quarter primarily due to headcount increases, the aforementioned salary increases and cost of living adjustments since last year. Information technology costs increased by $1.1 million and other expenses increased by $3.7 million, both primarily due to Bank Secrecy Act (BSA) program enhancements. In the first fiscal quarter of 2019, the Company had approximately $3.6 million of non-recurring BSA related costs and estimates that it will incur an additional $2 million of non-recurring costs for BSA improvements spread over the next two quarters. The Company’s efficiency ratio in the first fiscal quarter of 2019 was 51.9%, compared to 47.3% for the same period one year ago. The increase in the efficiency ratio is primarily due to the elevated expenses noted above.
Income tax expense totaled $14.4 million for the three months ended December 31, 2018, as compared to $9.0 million for the same period one year ago. The effective tax rate for the three months ended December 31, 2018 was 21.35% compared to 14.79% for the three months ended December 31, 2017 and 20.76% for the full fiscal year ended September 30, 2018. The effective tax rate for the three months ended December 31, 2017 was lower due to discrete tax benefits of $3.7 million recognized related to the revaluation of deferred tax assets and liabilities stemming from tax reform as well as tax benefits of $2.2 million related to stock based compensation. The Company estimates that its annual effective tax rate for fiscal 2019 will be 20 - 22%.
Washington Federal, a national bank with headquarters in Seattle, Washington, has 235 branches in eight western states. To find out more about Washington Federal, please visit our website www.washingtonfederal.com. Washington Federal uses its website to distribute financial and other material information about the Company.

Important Cautionary Statements
The foregoing information should be read in conjunction with the financial statements, notes and other information contained in the Company’s 2018 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
This press release contains statements about the Company’s future that are not statements of historical fact. These statements are “forward looking statements” for purposes of applicable securities laws, and are based on current information and/or management's good faith belief as to future events. The words “believe,” “expect,” “anticipate,” “project,” and similar expressions signify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance. By their nature, forward-looking statements involve inherent risk and uncertainties, which change over time; and actual performance could differ materially from those anticipated by any forward-looking statements. The Company undertakes no obligation to update or revise any forward-looking statement.
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Contact:

Washington Federal, Inc.
425 Pike Street, Seattle, WA 98101
Brad Goode, SVP, Director of Communications
206-626-8178
brad.goode@wafd.com

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(UNAUDITED)

	December 31, 2018	September 30, 2018
	(In thousands, except share and ratio data)
ASSETS
Cash and cash equivalents	$283,375	$268,650
Available-for-sale securities, at fair value	1,451,340	1,314,957
Held-to-maturity securities, at amortized cost	1,586,815	1,625,420
Loans receivable, net of allowance for loan losses of $131,165 and $129,257	11,700,239	11,477,081
Interest receivable	48,207	47,295
Premises and equipment, net	276,683	267,995
Real estate owned	8,171	11,298
FHLB and FRB stock	135,590	127,190
Bank owned life insurance	217,751	216,254
Intangible assets, including goodwill of $301,368 and $301,368	310,776	311,286
Federal and state income tax assets, net	—	1,804
Other assets	169,179	196,494
	$16,188,126	$15,865,724
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Customer accounts
Transaction deposit accounts	$6,744,346	$6,582,343
Time deposit accounts	4,817,346	4,804,803
	11,561,692	11,387,146
FHLB advances	2,540,000	2,330,000
Advance payments by borrowers for taxes and insurance	21,165	57,417
Federal and state income tax assets, net	7,388	—
Accrued expenses and other liabilities	74,792	94,253
	14,205,037	13,868,816
Stockholders’ equity
Common stock, $1.00 par value, 300,000,000 shares authorized; 135,496,280 and 135,343,417 shares issued; 81,123,582 and 82,710,911 shares outstanding	135,496	135,343
Additional paid-in capital	1,668,666	1,666,609
Accumulated other comprehensive (loss) income, net of taxes	2,891	8,294
Treasury stock, at cost; 54,372,698 and 52,632,506 shares	(1,051,239)	(1,002,309)
Retained earnings	1,227,275	1,188,971
	1,983,089	1,996,908
	$16,188,126	$15,865,724
CONSOLIDATED FINANCIAL HIGHLIGHTS
Common stockholders' equity per share	$24.45	$24.14
Tangible common stockholders' equity per share	20.61	20.38
Stockholders' equity to total assets	12.25%	12.59%
Tangible common stockholders' equity to tangible assets	10.53%	10.84%

Weighted average rates at period end
Loans and mortgage-backed securities	4.28%	4.19%
Combined loans, mortgage-backed securities and investments	4.17	4.07
Customer accounts	0.99	0.87
Borrowings	2.75	2.66
Combined cost of customer accounts and borrowings	1.31	1.17
Net interest spread	2.86	2.90

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended December 31,
	2018	2017
	(In thousands, except share and ratio data)
INTEREST INCOME
Loans receivable	$137,065	$124,511
Mortgage-backed securities	19,192	16,899
Investment securities and cash equivalents	6,365	4,370
	162,622	145,780
INTEREST EXPENSE
Customer accounts	26,579	14,638
FHLB advances and other borrowings	16,891	15,407
	43,470	30,045
Net interest income	119,152	115,735
Provision (release) for loan losses	(500)	—
Net interest income after provision (release) for loan losses	119,652	115,735

OTHER INCOME
Gain (loss) on sale of investment securities	(9)	—
FDIC loss share valuation adjustments	—	(8,550)
Loan fee income	970	1,035
Deposit fee income	6,243	6,686
Other Income	11,805	7,624
	19,009	6,795
OTHER EXPENSE
Compensation and benefits	33,883	29,619
Occupancy	9,268	8,671
FDIC insurance premiums	2,862	2,820
Product delivery	4,021	3,956
Information technology	9,040	7,929
Other	12,598	8,946
	71,672	61,941
Gain (loss) on real estate owned, net	320	46
Income before income taxes	67,309	60,635
Income tax provision	14,367	8,965
NET INCOME	$52,942	$51,670

PER SHARE DATA
Basic earnings per share	$0.65	$0.59
Diluted earnings per share	0.65	0.59
Cash dividends per share	0.18	0.15
Basic weighted average shares outstanding	81,791,852	86,938,095
Diluted weighted average shares outstanding	81,831,478	87,082,499

PERFORMANCE RATIOS
Return on average assets	1.32%	1.35%
Return on average common equity	10.64	10.25
Net interest margin	3.21	3.26
Efficiency ratio	51.88	47.25